Item 26. Exhibit (h) i. f. 1.

FUND PARTICIPATION AGREEMENT

AMONG

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

EATON VANCE VARIABLE TRUST

AND

EATON VANCE DISTRIBUTORS, INC.

THIS AGREEMENT is made and entered into as of the 30th day of January, 2017 by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A attached hereto, as may be amended from time to time (each separate account hereinafter referred to individually as an “Account” and collectively as the “Accounts”); EATON VANCE VARIABLE TRUST (the “Trust”), a Massachusetts business trust, on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, (each a “Fund” and collectively, the “Funds”); and Eaton Vance Distributors, Inc. (the “Underwriter”), a Massachusetts company (the “Agreement”).

WHEREAS, the Trust is available to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts offered by insurance companies that have entered into participation agreements with the Trust (the “Participating Insurance Companies”); and

WHEREAS, beneficial interests in the Trust is divided into several series, each of which represents an interest in a particular managed Fund of securities and other assets any one or more of which may be made available under this Agreement to the Company and the Accounts described on Schedule B attached hereto; and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and acts as principal underwriter of the shares of the Fund; and

WHEREAS, the Company has registered or will register the variable life insurance policies and/or variable annuity contracts funded or to be funded through the Accounts (the “Contracts”) under the 1933 Act, unless exempt from such registration, and will issue the Contracts to owners of the Contracts (“Contract owners”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act, unless exempt from such registration; and

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WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Funds (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Trust and the Underwriter intend to sell such Shares to the Accounts at such Shares’ net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

SALE OF FUND SHARES

1.1        The Trust and the Underwriter agree to make Shares of the Funds available for purchase and redemption by the Company on behalf of the Accounts at net asset value on each Business Day in accordance with the operational procedures mutually agreed to by the Trust and the Company from time to time and the disclosure in the then current prospectuses of the Funds. Purchase and redemption of Shares of the Funds of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Trust will execute such orders on a daily basis at the net asset value of each Fund next computed after receipt by the Trust, or its designee, of such order as of the Close of Trading on each Business Day as such terms are defined below.

A.        For purposes of this Agreement, the Company shall be the designee of the Trust for receipt of such orders and receipt by the Company shall constitute receipt by the Trust, provided that the Trust receives notice of any such order via facsimile or email (or by other means agreed to among the parties, i.e., via the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system), on the next following Business Day in accordance with the procedures set forth in this Article I.

B.        The term “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (“NAV”) pursuant to the rules of the SEC, as set forth in the Fund’s prospectus.

C.        The Company will not aggregate orders received from its Contract owners after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (the “Close of Trading”) with orders received before the Close of Trading. Orders received by the Company before the Close of Trading on a Business Day will receive that Business Day’s net asset value, and orders received by the Company after the Close of Trading will receive the next Business Day’s NAV.

D.        The Board of Trustees of the Trust (the “Trustees”) may refuse to sell Shares of any Fund to any person, or may suspend or terminate the offering of Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction, or if, in the sole discretion of the Trustees, when acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, they deem such actions necessary in the best interests of the shareholders of such Fund.

E.        The Trust agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts. No Shares of any Fund will be sold directly to the general public.

1.2        Manual Transactions: On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for Fund Shares for each Account received by the Company prior

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to the Close of Trading on such Business Day (the “Trade Date”). Prior to 10:00 a.m. Eastern Time on the next following Business Day, the Company shall communicate to the Trust or its designee by email or facsimile or, in the Company’s discretion, by telephone or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day. All orders communicated to the Trust or its designee by the 10:00 a.m. deadline shall be treated by the Trust or its designee as received prior to the Close of Trading on the Trade Date.

A.        The Company will pay for Fund Shares no later than the close of the Federal Reserve Wire Transfer System (the “Fedwire System”) on the next Business Day following the Trade Date. Payment shall be in federal funds transmitted by wire transfer to the Trust’s designated custodian.

B.        With respect to redemption orders placed by the Company by 10:00 a.m. Eastern Time on the first Business Day following the Trade Date, the Trust or its designee will pay by wire transfer to the Company proceeds of such redemptions no later than the close of the Fedwire System on the next Business Day following the Trade Date. Payment shall be in federal funds transmitted by wire transfer to the Account’s settling bank as designated by the Company.

If the parties choose to use Fund/SERV or any other NSCC service, the following provisions shall apply:

1.3        The parties agree to communicate, process and settle purchase and redemption transactions for Shares with respect to each Account through the NSCC’s Fund/SERV and Networking systems or other NSCC service or system (collectively, the “NSCC System”) unless NSCC Systems are unavailable or if the parties otherwise choose to process transactions manually, in either case they shall process in accordance with Section 1.2 of this Agreement. The following provisions shall apply to transactions for Shares with respect to the Accounts through NSCC Systems:

A.        For these purposes, “Networking” means NSCC’s system that allows mutual funds and life insurance companies to exchange account level information electronically; and “Settling Bank” shall mean the entity appointed by the Trust or the Company, as applicable, to perform such settlement services on behalf of the Trust and the Company, as applicable, which entity agrees to abide by NSCC’s then current rules and procedures to the extent they relate to same day settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

B.        On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading. The Company shall communicate to the Trust or its designee for that Business Day, through Fund/SERV, the net aggregate purchase or redemption orders for each Account received by the Close of Trading on such Business Day (The “Trade Date”) no later than 10:00 a.m. Eastern Time on the Business Day following the Trade Date. All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day. The Trust shall treat all trades communicated to the Trust in accordance with this provision as received prior to the Close of Trading on the Trade Date.

C.        The Trust shall calculate the NAV per share of each Fund on each Business Day, and shall furnish to the Company through NSCC’s Networking or Mutual Fund Profile System: (i) the most current NAV information for each Fund; and (ii) in the case of fixed income funds that declare

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daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Company by 6:00 p.m. Eastern Time on each Business Day.

D.        The Company will wire payment for net purchase orders using the Trust’s NSCC Firm Number, in immediately available funds, to an NSCC Settling Bank account designated by the Trust or its designee in accordance with NSCC rules and procedures on the same Business Day such purchase orders are communicated to NSCC.

E.        The Trust will redeem any full or fractional Shares of any Fund, when requested by the Company on behalf of an Account, at the NAV next computed after receipt by the Company (as designee of the Trust) of the order for redemption. The Trust will use NSCC to wire payment for net redemption orders in immediately available funds, to an NSCC Settling Bank account designated by the Company in accordance with NSCC rules and procedures on the Business Day such redemption orders are communicated to NSCC.

1.4        If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, or in the event there are rejected trades which require manual settlement due to exceptions processing, then the parties will follow the process set forth in Section 1.2.

1.5        The Trust and the Underwriter agree to redeem for cash any full or fractional Shares of any Fund when requested by the Company on behalf of an Account at NAV in accordance with the operational procedures mutually agreed to by the Trust and the Company from time to time and the disclosure in the prospectus of the Funds. The Trust shall make payment for such Shares in accordance with Section 1.2 or 1.3, as applicable, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

1.6        Issuance and transfer of Shares of the Funds will be by book entry only. Share certificates will not be issued to the Company or the Accounts.

1.7        The Trust agrees to provide the Company (via email or by a third party service such as DST Vision), by 2:00 p.m. Eastern Time on each Business Day, the total number of Fund Shares held by each Account as of the close of the immediately preceding Business Day.

1.8        The Trust or its designee shall furnish prompt written notice by email to the Company or its delegate of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on a Fund’s Shares in additional Shares of that Fund. The Trust shall notify the Company or its delegate in writing by email of the number of Shares so issued as payment of such income, dividends and distributions.

1.9        The Trust shall make the NAV per Share for each Fund, including dividend or daily accrual rate information, dividend and capital gain information available to the Company or its delegate on a daily basis as soon as reasonably practical after the NAV per Share is calculated and shall use its best efforts to make such NAV per Share, as well as dividends and capital gains information available by 6:00 p.m. Eastern Time.

1.10        If there are corrections to a Fund’s NAV, the determination of the materiality of any NAV pricing error and its correction shall be based on the Fund’s NAV Error Policy.

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1.11        Should a material miscalculation by the Trust or its agent result in a gain to the Company, the Company shall promptly reimburse the Trust, the applicable Fund or its agents for any material losses incurred by the Trust, the applicable Fund or its agents as a result of the incorrect calculation.

1.12        Should a material miscalculation by the Trust or its agents result in a gain to Contract owners, the Company will consult with the Trust or its designee as to what reasonable efforts shall be made to recover the money and repay the Trust, the applicable Fund or its agents. The Company shall then make such reasonable effort, at the expense of the Trust or its agents, to recover the money and repay the Trust, the applicable Fund or its agents, but the Company shall not be obligated to take legal action against Contract owners.

1.13        If the Trust provides materially incorrect NAV information, it shall make an adjustment to the number of Shares purchased or redeemed for any affected Account to reflect the correct NAV. Trust agrees to compensate the Company for the mutually agreed-upon reasonable costs of any reprocessing activity necessary to adjust Company’s record-keeping systems as a result of an error or delay caused by Trust or its designee. The Company shall submit an invoice to the Trust or its agents for any losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Any material error in the calculation or reporting of NAV per share, dividend or capital gain information shall be reported promptly in writing by email to the Company or its delegate upon discovery.

1.14        The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article VII of this Agreement.

1.15        The parties agree to reasonably cooperate for the purpose of discouraging frequent or disruptive trading in Shares of the Funds and have entered into a Rule 22c-2 “shareholder information agreement” as of the effective date of this Agreement, attached as Schedule C to this Agreement. Nothing in this Agreement shall require or impose any duty or obligation on the Company to monitor trading activity for compliance with the Trust’s policies regarding frequent trading or market timing.

1.16        Notwithstanding Section 1.2, 1.3 and 1.5, the Trust reserves the right to redeem Fund shares in assets other than cash in accordance with the then current Eaton Vance Funds Procedures for Redemptions in Kind and the policies of the Trust as described in the Funds’ then current prospectus.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1        The Company represents and warrants that:

A.        The Contracts are or will be registered under the 1933 Act unless exempt from such registration and that registration will be maintained to the extent required by law.

B.        The Contracts will be issued in material compliance with all applicable federal and state laws and regulations, and at the time of issuance will be treated as life insurance policies, or endowment or annuity contracts under applicable provisions of the Code. The Company will make every effort to maintain such treatment and will notify the Trust and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

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C.        The Company is duly organized as an insurance company and is in good standing under applicable law.

D.        The Company has legally and validly established each Account prior to any issuance or sale as a segregated asset account under the insurance laws of Massachusetts and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Account as a unit investment trust in accordance with the 1940 Act, unless exempt from such registration.

E.        The Company represents and warrants that it has established and maintains an anti-money laundering (“AML”) program that includes written policies, procedures and internal controls reasonably designed to identify its Contract owners and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, but not limited to, the USA PATRIOT Act of 2001 (the “Patriot Act”). The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act and any other applicable regulations. The Company agrees to provide the Trust with such information as it may reasonably request, including but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Trust to fulfill its obligations under the Patriot Act. The Company has filed and intends to maintain its registration pursuant to Section 314 of the Patriot Act and further agrees to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared. To the best of the Company’s knowledge none of its customer(s): (i) is an individual or entity named on any lists administered by the United States Office of Foreign Assets Control (“OFAC”), European Union, United Nations and any other applicable sanctions regimes in which Company is doing business; and (ii) customer funds have not been derived from activities subject to sanctions administered by OFAC, European Union, United Nations and any other applicable sanctions regimes. Company has established procedures to identify customer(s) on such lists. The Company acknowledges that the Trust and its agents (including the Underwriter and the Fund’s transfer agent) will rely on such Company’s compliance with all applicable AML requirements and the Company agrees to provide upon request an annual certification confirming compliance with such requirements.

2.2        The Trust and the Underwriter represent and warrant that:

A.        Fund Shares sold pursuant to this Agreement shall be registered under the 1933 Act and such registration will be maintained to the extent required by law.

B.        Fund Shares shall be duly authorized for issuance in accordance with the laws of each jurisdiction in which Shares will be offered.

C.        Fund Shares shall be sold in material compliance with all applicable federal and state securities laws and regulations.

D.        The Trust is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required by law.

E.        The Trust shall amend its registration statement under the 1933 Act and the 1940 Act, from time to time, as required in order to effect the continuous offering of the Fund Shares.

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2.3        The Trust represents and warrants that:

A.        Each Fund (a) is currently qualified as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended, (the “Code”); (b) the Trust will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision); and (c) will notify the Company immediately in writing upon having a reasonable basis for believing that such Fund has ceased to qualify or might not so qualify in the future.

B.        The Trust is duly organized and validly existing under the laws of the state of its organization.

C.        The Trust does and will comply in all material respects with the 1940 Act.

D.        The Trust has obtained an order from the SEC granting participating insurance companies and variable insurance product separate accounts exemptions from the provisions of the 1940 Act, as amended, and the rules thereunder, to the extent necessary to permit Shares of the Trust or its series to be sold to and held by variable insurance product separate accounts of both affiliated and unaffiliated life insurance companies.

E.        The Trust represents and warrants that all of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Trust in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated form time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.4        The Underwriter represents and warrants that:

A.        It is and shall remain duly registered under all applicable federal, state laws and regulations and that it will perform its obligations for the Trust in material compliance with all applicable laws and regulations.

ARTICLE III

PROSPECTUSES, REPORTS TO SHAREHOLDERS,

PROXY STATEMENTS; VOTING

3.1        The Trust shall provide the Company with as many printed copies of the current prospectus(es), statement of additional information, proxy statements, annual reports and semi-annual reports of each Fund (and no other portfolio), and any supplements or amendments to any of the foregoing, as the Company may reasonably request. If requested by the Company in lieu of the foregoing printed documents, the Trust shall provide such documents in the form of camera-ready film, PDF or typeset electronic document files, all as the Company may reasonably request, and such other assistance as is reasonably necessary in order for the Company to have any of the prospectus(es), statement of additional information, proxy statements, annual reports and semi-annual reports of each Fund (and no other portfolio), and any supplements or amendments to any of the foregoing, printed in combination with such documents of other fund companies’ and/or such documents for the Contracts. In the event the Company desires to utilize summary prospectuses, the Company shall promptly notify the Underwriter and at such time, the parties agree to abide by Schedule D with respect to the use and

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delivery of summary prospectuses. Expenses associated with providing, printing and distributing such documents shall be allocated in accordance with Schedule E attached to this Agreement. The Underwriter shall reimburse the Company within 30 days, upon the Company’s request, for the Company’s costs. The Underwriter agrees to use best efforts to resolve any billing discrepancy detected by the Company and remit any corrective payment upon demand.

3.2        The Trust will provide the Company or its designee with copies of the Trust’s proxy solicitations applicable to the Funds. So long as the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable Contract owners, the Company will, to the extent required by law, (a) distribute proxy materials applicable to the Funds to eligible Contract owners, (b) solicit voting instructions from eligible Contract owners, (c) vote the Funds shares in accordance with instructions received from Contract owners; and (d) if required by law, vote Funds shares for which no instructions have been received in the same proportion as shares of the Funds for which instructions have been received from Contract owners. To the extent permitted by applicable law, the Company reserves the right to vote Fund shares held in any Account in its own right. Insurance Company shall select a tabulation vendor of its choice for all proxy solicitation and distribution. Insurance Company agrees that any vendor it selects shall be a reputable vendor within the industry.

3.3        The Trust will comply with all provisions of the 1940 Act and the rules thereunder requiring voting by shareholders.

3.4        For purposes of clarity, see Schedule E, which outlines each parties’ responsibility with respect to this Section.

ARTICLE IV

SALES MATERIAL AND INFORMATION

4.1        The Company shall furnish, or shall cause to be furnished, to the Trust, or its designee, prior to use, each piece of sales literature or advertising prepared by the Company in which the Trust, the Adviser or the Underwriter is described. No sales literature or advertising will be used if the Trust, reasonably objects to its use within five (5) Business Days after receipt of such material by the Trust or its designee.

4.2        The Company will not, without the permission of the Trust, make any representations or statements on behalf of the Trust or concerning the Trust in connection with the advertising or sale of the Contracts, other than information or representations contained in: (a) the registration statement or Fund prospectus(es), (b) Fund annual and semi-annual reports to shareholders, (c) proxy statements for the Funds, or, (d) sales literature or other promotional material approved by the Trust or its designee.

4.3        The Trust shall furnish, or shall cause to be furnished, to the Company prior to use, each piece of sales literature or advertising prepared by the Trust in which the Company, the Contracts or Accounts, are described. No sales literature or advertising will be used if the Company reasonably objects to its use within five (5) Business Days after receipt of such material.

4.4        Neither the Trust nor the Underwriter nor the Adviser will, without the permission of the Company, make any representations or statements on behalf of the Company, the Contracts, or the Accounts or concerning the Company, the Contracts or the Accounts, in connection with the advertising or sale of the Contracts, other than the information or representations contained in: (a) the

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registration statement or prospectus for the Contracts, (b) Account reports to shareholders, (c) in sales literature or other promotional material approved by the Company.

4.5.        Upon request, the Trust will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports to shareholders, proxy statements, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions and requests for no-action letters, and all amendments, that relate to the Funds or Fund Shares.

4.6        Upon request, The Company will provide to the Trust at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, and requests for no action letters, and all amendments, that relate to the Contracts.

4.7.        Subject to the terms of Sections 4.1 and 4.2 of this Agreement, the Trust, the Underwriter and the Adviser hereby each consents in connection with the marketing of the Contracts to the Company’s use of their names or other identifying marks in connection with the marketing of the Contracts. The Trust and the Underwriter may withdraw this authorization as to any particular use of any such name or identifying mark at any time: (i) upon a reasonable determination that such use would have a material adverse effect on its reputation or marketing efforts or its affiliates or (ii) if any of the Funds of the Trust cease to be available through the Company. Except as set forth in the previous sentence, the Company will not cause or permit, without prior written permission, the use, description or reference to a Trust party’s name, or to the relationship.

ARTICLE V

FEES, EXPENSES AND COMPENSATION

5.1        To the extent that the Trust finances distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Trust represents and warrants that its Trustees, as applicable, including a majority of its Directors who are not interested persons of the Trust, have formulated and approved a plan under Rule 12b-1 to finance distribution expenses.

5.2.        Except as otherwise provided under this Agreement, the Trust and the Underwriter shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or the Underwriter, except as made a part of this Agreement as it may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

ARTICLE VI

DIVERSIFICATION

6.1        The Trust and the Adviser represent and warrant that, at all times, each Fund will comply with Section 817(h) of the Code and all regulations thereunder, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or regulations. In the event a Fund ceases to so qualify, or upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not comply in the future, the Trust and the Adviser will notify the Company immediately and will take all steps necessary to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5.

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ARTICLE VII

POTENTIAL CONFLICTS

7.1        The parties acknowledge that the Fund has received the “Mixed and Shared Funding Exemptive Order” which requires the Fund and each participating insurance company and plan to comply with conditions and undertakings substantially as provided in this Article. In the event of any inconsistencies between the terms of the Mixed and Shared Funding Exemptive Order and those provided for in this Article, the conditions and undertakings imposed by the Mixed and Shared Funding Exemptive Order shall govern this Agreement.

7.2        The Trust agrees that its Board will monitor the Funds for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Funds. The Board shall promptly inform the Company if the Board determines that an irreconcilable material conflict exists and the implications thereof.

7.3        The Company will report any potential or existing material irreconcilable conflict of which it is actually aware to the Board. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

7.4        If it is determined by a majority of the Trustees, or a majority of its independent Trustees, that a material irreconcilable conflict exists due to issues relating to the Contracts, the Company will, at its expense and to the extent reasonably practicable, take whatever steps it can which are necessary to remedy or eliminate the irreconcilable material conflict, including, without limitation, withdrawal of the affected Account’s investment in the Funds. No charge or penalty will be imposed as a result of such withdrawal.

7.5        The Company, will upon request, at least annually, submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

ARTICLE VIII

INDEMNIFICATION

8.1    Indemnification by the Company

A.    The Company agrees to indemnify and hold harmless the Underwriter the Trust and each of their trustees or (if applicable), officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” and individually, an “Indemnified Party” for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or

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otherwise, insofar as such Losses are related to the sale or acquisition of Fund Shares or the Contracts and:

1.         Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a disclosure document for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company applicable to the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article VIII), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Fund Shares; or

2.        Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the registration statement, prospectus, statement of additional information or sales literature of the Trust applicable to the Fund (or any amendment or supplement to any of the foregoing) (collectively, “Trust Documents” for purposes of this Article VIII)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Fund Shares; or

3.        Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

4.        Arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

5.        Arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

B.        The Company shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Trust, the Underwriter or the Adviser, whichever is applicable.

C.        The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the

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Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

D.        The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Trust.

8.2         Indemnification by the Underwriter

A.        The Underwriter agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” and individually, an “Indemnified Party” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Fund Shares or the Contracts and:

1.        Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Trust Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust, the Adviser, or the Underwriter by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Fund Shares; or

2.        Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Underwriter or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares; or

3.        Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Underwriter or the Trust; or

4.        Arise out of or result from any failure by the Underwriter to provide the services or furnish the materials required under the terms of this Agreement; or

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5.        Arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter.

B.        The Underwriter shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

C.        The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter shall be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the

Underwriter to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

D.        The Indemnified Parties shall promptly notify the Underwriter of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of an Account.

8.3         Indemnification by the Trust

A.        The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” and individually, an “Indemnified Party” for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Fund Shares or the Contracts and:

1.        Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Fund Documents or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in

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reliance upon and was accurately derived from written information furnished to the Fund, the Adviser, or the Underwriter by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

2.        Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Fund or persons under its control, with respect to the sale or distribution of the Contracts or Portfolio Shares; or

3.        Arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

4.        Arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

B.        The Trust shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

C.        The Trust shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Trust shall be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Trust will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

D.        The Indemnified Parties shall promptly notify the Trust of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of an Account.

8.5         Any party seeking indemnification (the “Potential Indemnitee”) will promptly notify any party from whom they intend to seek indemnification (each a “Potential Indemnitor”) of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

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8.6         With respect to any claim, the parties each shall give the others reasonable access during normal business hours to its books, records, and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one and other in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other parties, at all times, shall have the right to intervene in the defense of the case.

8.7         If a party is defending a claim and indemnifying another party hereto, and: (i) a settlement proposal is made by the claimant, or (ii) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the Indemnified Party of such settlement proposal together with its counsel’s recommendation. If the defending party desires to enter into the settlement and the Indemnified Party fails to consent within thirty (30) Business Days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the Indemnified Party, from the time it fails to consent forward, shall defend the claim and shall indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 8.7 shall not apply.

8.8        The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs, and expenses.

ARTICLE IX

APPLICABLE LAW

9.1        This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws.

9.2        This Agreement, its terms and definitions, shall be subject to the provisions of the 1933 Act, the 1934 Act, and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

ARTICLE X

TERMINATION

10.1      This Agreement shall continue in full force and effect until the first to occur of:

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A.        At the option of any party upon sixty (60) days’ advance written notice delivered to the other parties.

B.        At the option of the Company to the extent that the Shares of Funds are not reasonably available to meet the requirements of the Contracts or are not “appropriate funding vehicles” for the Contracts, as reasonably determined by the Company..

C.        At the option of the Trust, the Underwriter or the Adviser upon institution of formal proceedings against the Company by FINRA, the SEC, or any insurance department or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Accounts, or the purchase of the Shares; provided that the party terminating this Agreement under this provision shall give notice of such termination to the other parties to this Agreement.

D.        At the option of the Company upon institution of formal proceedings against the Trust, the Underwriter or the Adviser by FINRA, the SEC, or any state securities or insurance department or any other regulatory body regarding the duties of the Trust, the Underwriter or the Adviser under this Agreement or related to the sale of the Shares; provided that the party terminating this Agreement under this provision shall give notice of such termination to the other parties to this Agreement.

E.        At the option of the Trust, the Underwriter or the Adviser by written notice to the Company, if any one or all of the Trust, the Underwriter or the Adviser respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity.

F.        At the option of the Company by written notice to the Trust, the Underwriter or the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust, the Underwriter or the Adviser has suffered a material adverse change in this business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

G.        At the option of any party to this Agreement, upon another unaffiliated party’s material breach of any provision of or representation contained in this Agreement.

10.2      The notice shall specify the Fund or Funds, Contracts and, if applicable, the Accounts as to which the Agreement is to be terminated.

10.3      It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 10.1.A may be exercised for cause or for no cause.

10.4      Notwithstanding any termination of this Agreement, the Trust and the Underwriter shall, at the option of the Company, continue for a period not exceeding six (6) months to make available additional Shares of the Funds pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”), except as otherwise provided under Article VII of this Agreement [Potential Conflicts]. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to transfer or reallocate

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investment in Fund Shares under the Contracts, redeem investments in any Fund and/or invest in the Fund Shares upon the making of additional purchase payments under the Existing Contracts.

10.5      Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify the other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI

NOTICES

11.1      Unless otherwise specified in this Agreement, any notice shall be sufficiently given when sent by registered or certified mail (postage prepaid, return receipt requested) or by prepaid courier (return receipt requested) to the other parties at the addresses of such parties set forth below or at such other addresses as such parties may from time to time specify in writing to the other parties in accordance with this Article XI.

To the Trust:

c/o Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

To the Underwriter:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

If to the Company:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Office of the General Counsel

ARTICLE XII

MISCELLANEOUS

12.1      Subject to law and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all other information reasonably identified as such in writing by any other party hereto, and, except as contemplated by this Agreement, shall not disclose,

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disseminate or utilize such confidential information without the express prior written consent of the affected party until such time as it may come into the public domain. In addition, the parties hereby represent that they will use and disclose Personal Information (as defined below) only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102). “Personal Information” means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

12.2      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

12.4      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5      Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

12.7      The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

12.8      This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties. Any attempted assignment in violation of this Section 12.8 shall be null and void.

12.9      No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

12.10    This Agreement, including all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

12.11    Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

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     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the Effective Date.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Tina M. Wilson

Name:	Tina Wilson

Title:	Senior Vice President

EATON VANCE VARIABLE TRUST

By:	/s/ James F. Kirchner

Name:	James F. Kirchner

Title:	Treasurer

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Sean P. Kelly, CFA

Name:	Sean P. Kelly, CFA

Title:	SVP, Managing Director, Sub-Advisory &
DCIO Services

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SCHEDULE A

Separate Accounts of Massachusetts Mutual Life Insurance Company participating in Funds of the Trust:

•	Massachusetts Mutual Variable Life Separate Account I

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SCHEDULE B

Funds and Classes of the Trust now or in the future offered to Separate Accounts of Massachusetts Mutual Life Insurance Company, including, but not limited to:

Fund Name	Class of Shares	CUSIP

Eaton Vance VT Floating-Rate Income Fund	ADV	27827E301

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SCHEDULE C

Rule 22c-2 Shareholder Information Agreement

THIS AGREEMENT is entered into as of January 30, 2017 by and between (i) Massachusetts Mutual Life Insurance Company (“we” or “us”) and (ii) Eaton

Vance Distributors, Inc. (“you”) in your capacity as the principal underwriter of Eaton Vance Variable Trust (“Trust”) on behalf of each separate investment series thereof (each a “Fund” and together the “Funds”).

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended, requires mutual funds to enter into “shareholder information agreements” with financial intermediaries that hold fund shares on behalf of other investors in “omnibus accounts” and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter; and

WHEREAS, shares of one or more of the Funds are purchased and redeemed on an omnibus basis directly by our Accounts (as defined below) in connection with for one or more Contracts (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained below, the parties hereby agree as follows:

1.          Definitions. As used in this Agreement, the following terms have the following meanings, unless a different meaning is clearly required by the context:

(a)        “Account” means an insurance company separate account sponsored or administered by us.

(b)        “Business Day” means any day that the New York Stock Exchange is open for trading.

(c)        “Confidential Information” includes, but is not limited to: (i) “Nonpublic Personal Information” as defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) “Protected Health Information” as such term is defined in the Health Insurance Portability and Accountability Act of 1996, or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time; and (iii) “Shareholder Information” as such term is defined below.

(d)        “Contract” means a variable annuity contract, variable life insurance policy or variable funding agreement issued through an Account.

(e)        “Fund Policies” means policies established by the Fund and communicated to us in writing for the purpose of eliminating or reducing potentially harmful market timing or frequent trading in shares of the Fund as described in the Fund’s prospectus or statement of additional information as amended from time to time. This term “Fund” does not include any “excepted funds” as defined in Rule 22c-2(b), 17 C.F.R. 270.22c-2(b).

(f)        “Indirect Intermediary” means a “financial intermediary” as defined by Rule 22c-2(c)(5)(iii)(excluding any exempted financial intermediary pursuant to Rule 22c-2(c)(1)(iv)) that transmits purchase and redemption orders directly to us on behalf of Shareholders with respect to a Contract invested in a Fund through an Account.

(g)        “Shareholder” means (1) the holder of interests in a Contract or (2) a participant in an employee benefit plan with a beneficial interest in a Contract.

(h)        “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions

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that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs and automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; or (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, or retirement plan salary reduction contributions, or planned premium payments to the Contract.

(i)        “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of the payment of a death benefit from a Contract.

(j)        “Written” means any communication other than an oral communication transmitted in paper, electronically or by facsimile.

2.          Agreement to Provide Requested Shareholder Information. Effective as of the date of this Agreement, we agree to use our best efforts to provide the following information to you solely for the purpose of facilitating your compliance with Rule 22c-2. Nothing herein, nor any action by us, shall be construed as, or infer that we have undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to the Fund Policies. We agree to provide to you, upon prior written request, the following information that is on our books and records (collectively, “Shareholder Information”) for all Shareholders that engaged in any purchase, redemption, transfer or exchange transactions in the Fund shares through an Account during the period covered by the request, if known:

(a)        the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government issued identifier (“GII”);

(b)        the individual Contract number or participant account number associated with the Shareholder;

(c)        the amount and date(s) and transaction type (purchase, redemption, transfer, or exchange); and

(d)        any other data mutually agreed upon in writing.

Unless otherwise specifically requested by you, this Paragraph 2 shall be understood to require us to provide only Shareholder Information relating to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions.

All requests must contain the relevant fund account number, CUSIP, trade amount and date. Requests must be made to us directly via e-mail at:

RSFundOps22c2Requests@massmutual.com

or such other address we may communicate to you in writing from time to time.

3.          Period Covered by Request and Frequency of Requests. Requests to provide Shareholder Information shall set forth the specific period for which it is sought. In no event shall such period begin more than six months prior to the date of the request for information or cover a period greater than thirty (30) days. You will not request information more often than once in any twelve-month period except for good cause. For purposes of this Agreement, good cause will exist where you have a reasonable belief that Shareholder

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transactions submitted to the Fund indicate potential market timing or excessive trading activity or other violation of Fund Policies. Unless otherwise specifically requested by the Portfolio, we shall only be required to provide information relating to Shareholder-Initiated Purchases or Shareholder-Initiated Transfer Redemptions.

4.          Form and Timing of Response; Procedures Regarding Indirect Intermediaries. (a) We agree to provide the requested Shareholder Information that is on our books and records to you promptly, but in any event not later than 10 Business Days after receipt of a good order request given in accordance with Paragraph 2 above, which shall contain the fund account number, CUSIP, trade amount and date. If you so request, we agree to use best efforts to promptly determine whether any specific person, identified by you from the requested Shareholder Information, is itself an Indirect Intermediary. Upon your further request, which must be given in accordance with Paragraph 2 above, we agree to use best efforts either to: (i) provide (or arrange to have provided) the requested Shareholder Information from the Indirect Intermediary; or (ii) if the Indirect Intermediary refuses to provide the requested Shareholder Information and you so direct us in writing, restrict or prohibit further purchases of Fund shares by such Indirect Intermediary through the Account. We agree to inform you whether we plan to perform (i) or (ii).

(b)  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c)  To the extent reasonably practicable, the format for any Shareholder Information provided to you will be consistent with the NSCC Standardized Data Reporting Format.

5.          Limitation on Use of Information. You agree that you shall not use the information received pursuant to this Agreement, including any Confidential Information, for any purpose other than to comply with Rule 22c-2. You and your affiliates shall observe applicable state and federal privacy laws, rules and regulations with respect to Confidential Information. You shall safeguard all Confidential Information and promptly notify us of any voluntary or involuntary dissemination thereof. Neither you nor any of your affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. You further agree to notify us in accordance with applicable state law in the event of a compromise or other breach of the security, confidentiality or integrity of information received from us pursuant to this Agreement.

6.          Agreement to Restrict Trading. We agree to execute reasonable, clear and unequivocal written instructions from you given on behalf of the Fund to restrict or prohibit further purchases of Fund shares by a Shareholder that has been identified by you as having engaged in transactions of the Fund’s shares (directly or indirectly through an Account) that violate Fund Policies. Unless you specifically direct us otherwise, such restrictions and prohibitions shall apply only to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions. We will execute such restrictions with respect to the Shareholder, but only for the Contract through which such transactions in the Fund’s shares occurred. We will not impose any restriction, and nothing in this Agreement shall require that we impose any restriction, on a Shareholder based on any transactions other than transactions in the Fund’s shares through an Account. Instructions must be received by us via email at the following address: RSFundOps22c2Requests@massmutual.com , or such other address that we may communicate to you in writing from time to time. Other correspondence may be sent to us at the following address, or such other address that we may communicate to you in writing from time to time:

Massachusetts Mutual Life Insurance Company

1295 State Street, MIP M200-INVST

Springfield, MA 01111

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7.          Form of Instructions. Instructions given in accordance with Paragraph 6 shall be given to us via e-mail in a mutually agreed upon file format. The instructions in the file must include:

(a)        the fund account number;

(b)        the Shareholder’s TIN, ITIN or GII, if known;

(c)        the specific individual Contract owner number or participant account number (if known) associated with the Shareholder;

(d)        the specific restriction(s) to be executed with respect to such Shareholder, including how long such restriction(s) are to remain in place; and

(e)        a brief written statement that may be provided to the Shareholder, explaining how the Shareholder’s transfer activity violated Fund Policies.

If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

8.          Timing of Response. We agree to use reasonable efforts to execute instructions given in accordance with Paragraphs 6 and 7 promptly, but in any event not later than 10 Business Days after receipt of such instructions. We will provide written confirmation to you or your designee as soon as reasonably practicable that instructions have been executed.

9.          Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

10.        Termination. This Agreement will terminate upon the termination of the Fund Participation Agreements.

11.        Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by the parties.

12.        Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

13.        Counterparts. This Agreement may be executed in one or more counterparts each of which, when taken together, shall constitute a single instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Massachusetts Mutual Life Insurance Company

By:	/s/ Tina M. Wilson

Name:	Tina Wilson

Title:	Senior Vice President

EATON VANCE VARIABLE TRUST

By:	/s/ James F. Kirchner

Name:	James F. Kirchner

Title:	Treasurer

Address for communications:
Eaton Vance Variable Trust: c/o Eaton Vance Distributors, Inc. Two International Place Boston, MA 02110 Attn: Chief Legal Officer

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Sean P. Kelly, CFA

Name:	Sean P. Kelly, CFA

Title:	SVP, Managing Director, Sub-Advisory &
DCIO Services

Address for communications:

Eaton Vance Distributors, Inc. Two International Place Boston, MA 02110 Attn: Chief Legal Officer

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SCHEDULE D

For purposes of this Schedule, the terms summary prospectus and statutory prospectus shall have the same meanings as set forth in Rule 498 under the 1933 Act.

The Fund and Underwriter agree to provide each Portfolio’s summary prospectus in formats suitable for print and electronic delivery purposes. The Fund and Underwriter agree that the hosting of such current summary prospectuses and other current documents required by Rule 498(e)(1) (“Fund Documents”), at the url website address designated by the Fund and Underwriter on each summary prospectus (“Fund Documents Site”), is designed to lead directly to the Fund Documents Site and complies with all applicable requirements of Rule 498(e) and (f)(3). The Fund and Underwriter, as applicable, also agree to be responsible for compliance with the provisions of Rule 498 (f)(1) involving requests for additional Fund Documents made directly to the Fund or the Underwriter. The Fund and the Underwriter are not required to provide the summary prospectus delivery option for any Portfolio and should the Fund and the Underwriter decide to discontinue such option, the Underwriter agrees to give the Company no less than sixty (60) days’ advance written notice of such discontinuance and agrees to continue the hosting of the current Fund Documents Site only as long as required by Rule 498(e)(1).

The parties hereto agree that the Company is not required to use the summary prospectus delivery option for any Portfolio. If the Company elects to use a portfolio’s summary prospectus, the Company agrees to do so in compliance with the Agreement and Rule 498. The Company also agrees that any binding together of summary prospectuses or statutory prospectuses with other materials will be done in compliance with Rule 498(c), consistent with industry standards. The Company further agrees that the Company will be responsible for compliance with the provisions of Rule 948(f)(1) involving requests for Fund Documents made directly to the Company’s distribution of any Portfolio’s summary prospectuses, the Company agrees to be solely responsible for the maintenance of its website links that lead to the Fund Documents Site. The Company acknowledges that the Fund Documents Site is transmitted over the Internet on a best-efforts basis but that neither the Fund nor the Underwriter warrants or guarantees its reliability. The Company agrees that it will comply with any policies concerning the Fund Documents Site usage that the Fund or the Underwriter provides to the Company, including any posted website Terms of Use.

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SCHEDULE E

Allocation of Expenses

Paid by the Company	Paid by the Fund
Preparing and filing the Separate Account’s registration statement	Preparing and filing the Trust’s registration statement
Text composition for Separate Account prospectus and supplements	Text composition for Fund prospectuses, including summary prospectuses, and supplements
Text alterations of Separate Account prospectus and supplements	Text alterations of Fund prospectuses, including summary prospectuses, and supplements

Printing Separate Account prospectuses and supplements for use with prospective Contract owners;

Printing Portfolio prospectuses, including summary prospectuses, and supplements for use with prospective Contract owners

Printing Fund Prospectus, including summary prospectuses, and supplements for use with existing Contract owners; or if requested by the Company, providing camera-ready film, PDF or typeset electronic document files of such documents and printing such documents for use with existing Contract owners (1)
Text composition and printing of Separate Account statement of additional information	Text composition and printing of Trust statement of additional information (1)

Mailing and distributing Separate Account prospectuses, supplements and statement of additional information to existing Contract owners as required by applicable law;

Mailing and distributing Separate Account prospectuses and supplements to prospective Contract owners;

Mailing and distributing Portfolio prospectuses, including summary prospectuses, and supplements to prospective Contract owners

Mailing and distributing Fund prospectuses, including summary prospectuses, supplements and statement of additional information to existing Contract owners (1)

Printing, mailing and distributing Fund and Separate Account supplements and other communications related to fund substitutions, fund closings, fund mergers and other similar fund transactions

Text composition of any annual and semi-annual reports of the Separate Account, printing, mailing, and distributing any annual and semi-annual reports of the Separate Account	Text composition of annual and semi-annual reports of the Fund; printing, mailing, and distributing annual and semi-annual reports of the Fund to existing Contract owners (1)
Text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies sponsored by the Separate Accounts	Text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies sponsored by the Fund or the Trust[2]

(1) The Company may choose to print the Portfolio’s prospectus(es), summary prospectuses, statement of additional information, and its semi- annual and annual reports, or any of such documents, in combination with such documents of other fund companies. In this case, the Fund’s share of the total expense for printing and delivery of the combined materials shall be determined pro-rata based upon the page count of the Portfolio’s documents as compared to the total page count for the combined materials containing all other funds offered under the Contracts.

(2) Insurance Company shall select a tabulation vendor of its choice for all proxy solicitation and distribution. Insurance Company agrees that any vendor it selects shall be a reputable vendor within the industry.

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